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                                                                   Exhibit 10.16

                               AMENDED & RESTATED
                                MMC CAPITAL, INC.
                            LONG TERM INCENTIVE PLAN
                           DATED AS OF MARCH 19, 2001

I.       STATEMENT OF PURPOSE

         The purpose of the MMC Capital, Inc. Long Term Incentive Plan (the "LTIP") is to attract, retain and motivate key employees and consultants of MMC Capital, Inc. ("MMC Capital") and affiliates of MMC Capital to originate, structure and manage insurance and related industry investments by allowing them to participate in the profitability of such investments.

II.      CERTAIN DEFINITIONS

         (a) CAUSE shall mean "Cause" as defined in a Participant's employment, consulting or other written agreement with MMC or MMC Capital or, in the absence of any such agreement, (1) the conviction for any felony, (2) willful malfeasance or gross negligence in the performance of duties, (3) misconduct that causes actual material injury to MMC or any of its affiliates, or (4) prior to a Change in Control of MMC or Change in Control of MMC Capital (in each case, as defined in Paragraphs VI(b) and (c)) , the continued and substantial failure to perform duties consistent with a Participant's position and responsibilities within 60 days after notice of such failure being given.

         (b) DISABILITY shall mean total disability as defined in a Participant's employment, consulting or other written agreement with MMC or MMC Capital or, in the absence of such an agreement, as defined in the MMC benefits program.

         (c) EXCEPTION GRANT PAYMENT shall mean an additional Grant Payment, which is not otherwise provided for in the applicable Grant.

         (d) GRANT shall mean the right to receive a payment of an amount determined by reference to one or more Incentive Pools.
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         (e)      FEE INCOME shall mean fees received by MMC Capital, including investment banking fees, monitoring fees, break-up fees, directors fees, advisory fees and other similar fees, less the amount of any offsets required for the benefit of partnerships managed by MMC Capital relating to the receipt of such fees and net of any unreimbursed expenses incurred by MMC Capital in earning such fees (e.g., travel expenses, outside counsel fees, auditors and actuaries fees, etc.), but excluding any fees paid by affiliates of MMC Capital (i.e., MMC companies not portfolio companies) unless otherwise approved by MMC.

         (f) GRANT PAYMENT shall mean a payment made with respect to a Grant.

         (g) GROSS PROFITS shall mean, with respect to each MMRCH Designated Investment (as defined in Paragraph II(h) (2)
                  (aa)), the sum (whether positive or negative) of all: (1) pre-tax gains realized upon the sale of such investment, (2) pre-tax distributions of dividends, interest, or other distributions (including break-up fees) received in respect of the investment except to the extent included in the Fee Income Incentive Pool, (3) pre-tax losses realized upon the sale of such investment, and (4) pre-tax write-downs of such investment (decreases in value which have been determined to be other than temporary in accordance with Generally Accepted Accounting Principles as reflected in the consolidated financial statements of Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH")). In the event a MMRCH Designated Investment is held indefinitely and determined to be a strategic investment, as agreed upon by the LTIP Committee and MMC, the applicable Valuation Date and Gross Profits shall be determined, in good faith, by the LTIP Committee and MMC.

         (h) INCENTIVE POOL shall mean the aggregate amounts realized in cash and, accordingly, available for distribution as Grant Payments and Exception Grant Payments to Participants, determined separately solely for The Trident Partnership,


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                  L.P. ("Trident"), MMRCH, Risk Capital Reinsurance Company
                  ("RCRe") and any Fee Income received by MMC Capital, as follows:

                  (1) Trident Incentive Pool -50% of the Trident Carry for the applicable Realization Period;

                  (2) MMRCH Incentive Pool -the sum of (aa) 50% of 20% (i.e., 10%) of Gross Profits realized in cash by MMRCH during the applicable Realization Period with respect to the investments to be set forth in a schedule of the MMRCH Incentive Pool, as amended from time to time (the "MMRCH Designated Investments"); and (bb) 50% of pre-tax gains realized by MMRCH for the applicable Realization Period from (i) the sale of shares of common stock, $.01 par value per share, of Arch Capital Holdings, Inc. ("Arch Capital Holdings"), received upon the exercise of any Class A or Class B warrants, in each case to be set forth in a schedule of the MMRCH Incentive Pool, owned by MMRCH (the cost basis of the Class B warrants shall be $7.007 per share plus the exercise price per share of such warrants) and (ii) the sale of such Class A or Class B warrants; and

                  (3) RCRe Fee Incentive Pool -50% of the excess of (A) fees received by MMC Capital during the applicable Realization Period pursuant to the Investment Advisory Agreement dated September 19, 1995, between RCRe and MMC Capital (the "7.5% Fees"), with respect to investments made during the term of such agreement, to be set forth in a schedule of the RCRe Fee Incentive Pool, as amended from time to, time (the "RCRe Designated Investments"), over (B) any amounts payable to Robert Clements with respect to 1998 and 2000 with respect to such 7.5% Fees under the Amended and Restated Employment Agreement, effective as of December 31, 1993, between MMC Capital and Robert Clements, as such agreement may be amended from time to time.


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                  (4)      Fee Income Incentive Pool - 50% of Fee Income
                           received by MMC Capital during the applicable Realization Period arising out of (i) the other incentive pools described herein, (ii) other existing or new investments managed by MMC Capital, or (iii) other fees (net of any offsets deemed appropriate) as might be considered and approved by MMC.

                  The computation of amounts available for distribution with respect to an Incentive Pool as of the applicable Realization Date (or Valuation Date, if earlier) shall be made available by MMC Capital to MMC for review and, if deemed appropriate, confirmation by MMC's independent auditors.

         (i) LTIP Committee shall mean a committee with authority to administer the LTIP, initially comprised of the following individuals: Jeffrey W. Greenberg, Robert Clements, Stephen Friedman and Charles A. Davis. The appointment of any additional or successor members to the LTIP Committee shall be subject to approval by the MMC Compensation Committee. Notwithstanding the foregoing, the MMC Compensation Committee shall serve as the LTIP Committee with respect to employees or consultants of MMC Capital who either (1) are members of the MMC Partners Group or (2) are or were members of the LTIP Committee. In the event of a deadlock on any matter submitted to the LTIP Committee, the composition of the LTIP Committee will be expanded (solely for purposes of resolving such matter) by the appointment of an additional member selected by MMC.

         (j)      MMC shall mean Marsh & McLennan Companies, Inc.

         (k) MMC COMPENSATION COMMITTEE shall mean the Compensation Committee of the Board of Directors of MMC.

         (l) MMC PARTNERS GROUP shall mean the Partners Group of MMC, as then constituted.


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         (m)      PARTICIPANT shall mean an employee or consultant of MMC
                  Capital selected by the LTIP Committee for participation in the LTIP.

         (n) REALIZATION DATE shall mean the end of each calendar quarter during which there occurred an increase in amounts realized in cash with respect to (or, in the discretion of the LTIP Committee, otherwise distributable from) an Incentive Pool, or any earlier date selected by the LTIP Committee within such calendar quarter.

         (o) REALIZATION PERIOD shall mean a period commencing on the later of the next preceding Realization Date, and, with respect to the Trident Incentive Pool, the date of formation of Trident (i.e., 11/93); with respect to the MMRCH Incentive Pool, the date indicated on the schedule of the MMRCH Incentive Pool with respect to the applicable MMRCH Designated Investment or the date of formation of Risk Capital Holdings (i.e., 3/95), as applicable; and with respect to the RCRe Fee Incentive Pool, the date indicated on the schedule of the RCRe Fee Incentive Pool with respect to the applicable RCRe Designated Investment, and ending on any Realization Date or Valuation Date, as applicable; and with respect to the Fee Income Incentive Pool, January 1, 2000.

         (p) RETIREMENT shall mean "Retirement" as defined in a Participant's employment, consulting or other written agreement with MMC or MMC Capital or, in the absence of such an agreement, a termination of a Participant's employment or service following the date the Participant attains age 65 or higher with five or more years of service with MMC or any of its affiliates or, subject to approval by the board of directors of MMC Capital, an earlier termination of employment.

         (q)      TRIDENT CARRY shall mean the sum of:

                  (1) the advisor's fee received by MMC Capital from Trident; and


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                  (2)      special limited partner distributions to MMRCH (after
                           giving effect to any repayment to Trident resulting from a "claw-back").

         (r) VALUATION DATE with respect to an investment shall mean the earliest of (1) with respect to a MMRCH Designated Investment only, the tenth anniversary of the date such investment was originally made, (2) the fifth anniversary of the date of termination of MMC Capital as investment advisor with respect to such investment, or (3) the fifth anniversary of the date of termination of the LTIP.

III.     GRANTS

         (a) The original Grant (the "Original Grant") to each Participant shall be determined by reference to some or all of the following: a subset of the Trident Incentive Pool, which for this purpose may also include limited partner distributions to MMRCH in excess of the cumulative preferential return, determined pursuant to the applicable agreement (after giving effect to any repayment to Trident resulting from a "clawback") (a "Trident Pool Subset"), certain MMRCH Designated Investments, and certain RCRe Designated Investments, in each case stated as a percentage (the "Individual Carry Percentage"). Each Participant may be awarded additional Grants with respect to existing Incentive Pools or new investments in such Incentive Pools.

         (b) The sum of all Grant Payments and Exception Grant Payments with respect to the Grants relating to a particular Incentive Pool shall not exceed the aggregate amount available for distribution with respect to such Incentive Pool.

         (c) Unless otherwise provided in a Participant's employment, consulting or other written agreement with MMC or MMC Capital, Grants shall vest in accordance with a vesting schedule set forth in the applicable Grant, and Grant Payments shall be made in accordance with a Grant Payment schedule set forth in the applicable Grant. Unless otherwise provided in a Participant's employment,


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                  consulting or other written agreement with MMC or MMC Capital, the vesting and Grant Payment schedule with respect to the Original Grants is set forth in Exhibit A.

         (d) In the event a Participant incurs an income tax liability relating to a Grant upon a Realization Date (or Valuation Date, if earlier) and the related Grant Payment is not then due to be made to the Participant, the LTIP Committee may authorize prepayment of a portion of such Grant Payment equal to the income tax liability. The amount of any such prepayment shall be subtracted from the Grant Payment when made or, if the Grant is forfeited and no such Grant Payment is due, the prepayment shall be repaid by the Participant upon the Participant's termination of employment.

         (e) After the date of a Grant, the terms of the Grant shall not be amended adversely for any Participant.

IV.      GRANT PAYMENTS AND EXCEPTION GRANT PAYMENTS

         (a) Grant Payments shall be made to Participants as set forth In this Paragraph IV, except as otherwise provided in a Participant's employment, consulting or other written agreement with MMC or MMC Capital, or as otherwise determined by the LTIP Committee.

         (b) Grant Payments shall be made, subject to the applicable vesting and Grant Payment schedule, as soon as reasonably practicable after the end of each calendar quarter in which a Realization Date or Valuation Date occurs. A Participant's Grant Payment with respect to a Realization Date (or Valuation Date, if earlier) shall be determined by the LTIP Committee. With respect to an Original Grant, a Participant's Grant Payments (in all cases subject to the applicable vesting and Grant Payment schedule and to the limitations of Paragraph III(b)) shall not be less than the Grant Payments determined as follows:

                  (1) With respect to the Trident Incentive Pool, the Grant Payment shall not be less than the


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                           product of the Participant's Individual Carry
                           Percentage with respect to the applicable Trident Pool Subset, and such Trident Pool Subset;

                  (2) With respect to the MMRCH Incentive Pool, the Grant Payment shall not be less than the total of the products of (aa) the Participant's Individual Carry Percentage with respect to each applicable MMRCH Designated Investment, and (bb) the portion of the MMRCH Incentive Pool relating to such MMRCH Designated Investment; and

                  (3) With respect to the RCRe Fee Incentive Pool, the Grant Payment shall not be less than the total of the products of (aa) the Participant's Individual Carry Percentage with respect to each applicable RCRe Designated Investment, and (bb) the portion of the RCRe Fee Incentive Pool relating to such RCRe Designated Investment.

         (c) The LTIP Committee may authorize Exception Grant Payments to Participants with respect to Grants, subject to the limitation set forth In Paragraph III(b).

         (d) In the event that, upon a Realization Date or Valuation Date, after the distribution of all applicable Grant Payments and Exception Grant Payments, there remains an amount available for distribution with respect to the applicable Incentive Pool, the unallocated balance shall remain in a reserve account (the "Reserve Account") with respect to such Incentive Pool, to be distributed from time to time, in whole or in part, at the discretion of the LTIP Committee. Notwithstanding the foregoing, any amounts forfeited by a Participant who is or was a member of the MMC Partners Group shall not be redistributed without the approval of the MMC Compensation Committee if such redistribution would result in a material change to the remaining Participants' distributions, as determined by the MMC Compensation Committee.


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         (e)      All Grant Payments and Exception Grant Payments shall be made in cash, unless otherwise determined by the LTIP Committee with the approval of MMC.

V.       TERMINATION OF EMPLOYMENT

         (a) Termination of employment and service provisions shall apply as set forth in this Paragraph V, except as otherwise provided in a Participant's employment, consulting or other written agreement with MMC or MMC Capital, or as otherwise determined at the time of Grant by the LTIP Committee.

         (b) If a Participant's employment or service is terminated for Cause as defined in Paragraph II(a)(1), (2) or (3) (or for actions, other than those described in Paragraph II(a)(4), which constitute Cause pursuant to the Participant's employment, consulting or other written agreement with MMC or MMC Capital) the Participant's Grants shall be forfeited (regardless of whether the Grants are vested or unvested) and the value of the related Individual Carry Percentages of each Incentive Pool shall be returned to the applicable Incentive Pool. If a Participant's employment or service is terminated for Cause as defined in Paragraph II(a)(4), (or for actions described in Paragraph II(a)(4) which constitute Cause pursuant to the Participant's employment, consulting or other written agreement with MMC or MMC Capital), any unvested portion of the Participant's Grants shall be forfeited and the value of the related Individual Carry Percentages of each Incentive Pool shall be returned to the applicable Incentive Pool, and Grant Payments with respect to any vested but unpaid portion of the Grants shall be made to the Participant as soon as practicable following such termination. Such Grant Payments shall be determined by calculating each Incentive Pool based upon the carrying value, as reported in the most recent quarterly financial statements, of the


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                  investments in such Incentive Pool as of the Participant's date of termination.

         (c) If a Participant's employment or service terminates without Cause for any reason except death, Disability or Retirement, any unvested portion of the Participant's Grants shall be forfeited and the value of the related Individual Carry Percentages of each Incentive Pool shall be returned to the applicable Incentive Pool, and Grant Payments with respect to any vested but unpaid portion of the Grants shall be made in accordance with the applicable Grant Payment schedule.

         (d) If a Participant's employment or service terminates because of death, Disability or Retirement, Grant Payments with respect to any unvested portion of the Participant's Grants shall become fully vested, and shall be made in accordance with the applicable Grant payment schedule.

         (e) For purposes of vesting only, a Participant's employment or service shall not be deemed to have terminated as long as the Participant is employed by, or renders services to, MMC or any of its affiliates; in such cases, the Participant's Grants shall continue to vest, subject to the limitations set forth in Paragraphs V(f) and (g). Upon the subsequent termination of such Participant's employment or service with MMC or any of its affiliates, the provisions of Paragraphs V(b), (c) or (d) (as applicable) shall apply.

         (f) With respect to each Incentive Pool except the Trident Incentive Pool, in no case shall a Grant Payment be made to a Participant with respect to an investment made or Fee Income received following the date of termination of the Participant's employment or service with MMC Capital, and in no case shall a Grant Payment with respect to a Participant's Grant be reduced because of the performance of an investment made following the date of termination of the


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                  Participant's employment or service with MMC Capital.

         (g) With respect to the Trident Incentive Pool, the sum of the Grant Payments made to any Participant shall not exceed an amount reflecting a portion of the Participant's Grant, such portion being equal to (i) the portion of the Grant that is vested, multiplied by, (ii) a fraction, the numerator of which is the aggregate value (determined on the cost basis) of funds invested (including amounts drawn down or committed) by Trident prior to the date of the termination of the Participant's employment or service with MMC Capital and the denominator of which is $667 million, the aggregate value (determined on the cost basis) of funds authorized for investment by Trident.

VI.      CHANGE IN CONTROL

         (a) Notwithstanding anything herein to the contrary, upon a Change in Control of MMC or Change in Control of MMC Capital: (1) any unvested Grants shall become fully vested as of the date of such change in control, (2) Grant Payments shall be based upon the appraised market value of the investments in each applicable Incentive Pool as of such date, and such payments shall be made to the Participants as soon as practicable following such date, (3) the outstanding balance in each Reserve Account as of such date shall be distributed to the Participants ratably (as determined by the LTIP Committee at its discretion) as Grant Payments or Exception Grant Payments, and (4) the LTIP shall continue thereafter at the discretion of the LTIP Committee.

         (b) For purposes of the LTIP, a "Change in Control of MMC" shall have occurred if:

                  (1) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than MMC, any trustee or other fiduciary holding


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                           securities under an employee benefit plan of MMC or
                           any corporation owned, directly or indirectly, by the stockholders of MMC in substantially the same proportions as their ownership of stock of MMC), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MMC representing 50% or more of the combined voting power of MMC's then outstanding voting securities;

                  (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of MMC, and any new director (other than a director designated by a person who has entered into an agreement with MMC to effect a transaction described in clause (1), (3), or
                           (4) of this Paragraph VI(b)) whose election by the Board of Directors of MMC or nomination for election by MMC's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                  (3) the stockholders of MMC approve a merger or consolidation of MMC with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of MMC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of MMC or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of MMC (or


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                           similar transaction) in which no "person" (as
                           hereinabove defined) acquired 50% or more of the combined voting power of MMC's then outstanding securities; or

                  (4) the stockholders of MMC approve a plan of complete liquidation of MMC or an agreement for the sale or disposition by MMC of all or substantially all of MMC's assets (or any transaction having a similar effect).

         (c) For purposes of the LTIP, a "Change in Control of MMC Capital" shall have occurred if MMC no longer owns (directly or indirectly) at least 50% of the value and voting power of MMC Capital.

VII. ADMINISTRATION

         (a) The LTIP Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the LTIP, to administer the LTIP and to exercise all the powers and authorities either specifically granted to it under the LTIP or necessary or advisable in the administration of the LTIP, including, without limitation, the authority to make Grants; to determine the persons to whom Grants shall be made; to determine the size of Grants to be made, and the terms and conditions relating to any Grant including vesting; to determine whether, to what extent, and under what circumstances a Grant may be settled, cancelled, forfeited or surrendered; to determine and make Grant payments and Exception Grant Payments; to construe and interpret the LTIP and any Grant; and to prescribe, amend and rescind rules and regulations relating to the LTIP.

         (b) No member of the LTIP Committee shall be liable for any action taken or determination made in good faith with respect to the LTIP or any Grant hereunder.

VIII. OTHER


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         (a)      COMPLIANCE WITH LEGAL REQUIREMENTS. Awarding Grants, making
                  Grant Payments and Exception Grant Payments, and any other terms pursuant to the LTIP shall be subject to applicable Federal and state laws, rules and regulations, and approvals by any regulatory or governmental agency as may be required.

         (b) GOVERNING LAW. The LTIP and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

         (c) EFFECTIVE DATE. The effective date of the LTIP shall be December 31, 1998.

         (d) PARTICIPANT RIGHTS. No Participant shall have any claim to receive any Grant (other than the Original Grant) under the LTIP, and there is no obligation for uniformity of treatment with respect to Participants.

         (e) NO RIGHT TO CONTINUED EMPLOYMENT OR SERVICE. Nothing in the LTIP or in any Grant shall confer upon any Participant the right to continue in the employ or service of MMC Capital, MMC or an affiliate of MMC, interfere with or limit in any way the right of MMC Capital, MMC or an affiliate of MMC to terminate any Participant's employment or service, or entitle any Participant to remuneration or benefits not set forth in the LTIP.

         (f) NONTRANSFERABILITY. Grants shall not be transferable by a Participant except by will or the laws of descent and distribution.

         (g) BENEFICIARY DESIGNATION. Using the beneficiary designation form set forth in Exhibit B, a Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal and contingent) to whom payment shall be made in the event of the Participant's death prior to the complete distribution to the participant of the amounts due under the LTIP. Upon completion of the form,


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                  it should be submitted to the LTIP Committee. A Participant may change a beneficiary designation by completing a new form and submitting it to the LTIP Committee. A new beneficiary designation shall cancel any prior beneficiary designation. If a Participant does not have a beneficiary designation in effect, or if all designated beneficiaries predecease the Participant, then any amounts otherwise payable to a beneficiary shall be paid to the Participant's estate. The payment to a designated beneficiary or to the Participant's estate shall completely discharge MMC Capital's obligations under the LTIP.

         (h) AMENDMENT; TERMINATION. The Board of Directors of MMC Capital shall, with the consent of MMC, have the right to alter, amend, suspend and terminate the LTIP, provided that, without the written consent of the Participant, no such alteration, amendment, suspension or termination shall adversely affect the terms and conditions of any Grant theretofore made to such Participant under the LTIP.


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